As filed with the Securities and Exchange Commission on July 31, 2012

Registration No. 333-117815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

REYNOLDS AMERICAN INC.

(Exact name of registrant as specified in its charter)

North Carolina	20-0546644
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

401 North Main Street

Winston-Salem, NC 27101

(Address of Principal Executive Offices Including Zip Code)

REYNOLDS AMERICAN INC.

LONG-TERM INCENTIVE PLAN

(Full title of the plan)

McDara P. Folan, III

Senior Vice President, Deputy General Counsel and Secretary

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

(336) 741-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Reynolds American Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to its Registration Statement on Form S-8 (File No. 333-117815) filed with the Securities and Exchange Commission on July 30, 2004 (the “Registration Statement”) (which Registration Statement registered 8,000,000 shares (since adjusted to reflect two-for-one stock splits in July 2006 and November 2010, respectively) of common stock, par value $0.0001 per share, of the Registrant (the “Common Shares”) to be issued under the Reynolds American Inc. Long-Term Incentive Plan, as amended and restated (the “LTIP”), and the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Registrant (the “Rights”)) to deregister all Common Shares and associated Rights originally registered under the Registration Statement that have not been issued and remain unsold.

At the Annual Meeting of Shareholders of the Registrant held on May 6, 2009, the Registrant’s shareholders approved the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), which provides, among other things, that no grants will be made under the LTIP on or after the May 6, 2009 effective date (the “Effective Date”) of the Omnibus Plan, except that outstanding awards granted under the LTIP would continue unaffected in accordance with the terms of the LTIP as in effect on the Effective Date. The LTIP terminated in accordance with its terms in June 2009, and no awards granted under the LTIP remain outstanding.

Pursuant to the Registrant’s undertaking in Item 9 of the Registration Statement, the Registrant is hereby filing this Post-Effective Amendment No. 1 to deregister all unissued and unsold Common Shares and associated Rights originally registered under the Registration Statement.

Item 8.	Exhibits.

Exhibit No.	Description

24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on July 31, 2012.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on July 31, 2012.

Signature	Title

* Daniel M. Delen	President and Chief Executive Officer and Director (principal executive officer)

* Thomas R. Adams	Executive Vice President and Chief Financial Officer (principal financial officer)

* Frederick W. Smothers	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* Thomas C. Wajnert	Chairman of the Board and Director

* John P. Daly	Director

* Martin D. Feinstein	Director

* Luc Jobin	Director

* H. Richard Kahler	Director

* Holly Keller Koeppel	Director

* Nana Mensah	Director

Signature	Title

* Lionel L. Nowell, III	Director

* H.G.L. Powell	Director

* Richard E. Thornburgh	Director

* Neil R. Withington	Director

* John J. Zillmer	Director

*	McDara P. Folan, III, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 on behalf of the officers and directors of the Registrant noted above in the capacities indicated pursuant to a power of attorney filed with the Securities and Exchange Commission.

July 31, 2012	By:	/s/ McDara P. Folan, III
McDara P. Folan, III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

24.1	Power of Attorney